                                                     --------------------------
                                                            OMB APPROVAL
                                                     --------------------------
                                                     OMB NUMBER       3235-0175
                                                     EXPIRES: NOVEMBER 30, 1995
                                                     ESTIMATED AVERAGE BURDEN
                                                     HOURS PER RESPONSE . .1.00
                                                     --------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:                        Sirrom Funding Corporation
     ---------------------------------------------------------------------------

Address of Principal Business Office (No. & Street, City, State, Zip Code):

              500 Church Street, Suite 200, Nashville, TN 37219
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Telephone Number (including area code):     615/244-1657
                                       -----------------------------------------

Name and address of agent for service of process:

              The Corporation Trust Company
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              1209 Orange Street, Wilmington, DE 19801
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Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
         Form N-8A:             Yes   [ ]        No   [x]

ITEM 1.  EXACT NAME OF REGISTRANT.

         Sirrom Funding Corporation ("SFC")

ITEM 2. NAME OF STATE UNDER THE LAWS OF WHICH REGISTRANT WAS ORGANIZED OR CREATED AND THE DATE OF SUCH ORGANIZATION OR CREATION.

         SFC was organized under the laws of the State of Delaware on December 17, 1996.

ITEM 3. FORM OF ORGANIZATION OF REGISTRANT (FOR EXAMPLE, CORPORATION, PARTNERSHIP, TRUST, JOINT STOCK COMPANY, ASSOCIATION, FUND).

         SFC is organized as a corporation.

ITEM 4. CLASSIFICATION OF REGISTRANT (FACE-AMOUNT CERTIFICATE COMPANY, UNIT INVESTMENT TRUST, OR MANAGEMENT COMPANY).

         SFC is a management company.

ITEM 5.  IF REGISTRANT IS A MANAGEMENT COMPANY:

         (a) STATE WHETHER REGISTRANT IS A "CLOSED-END" COMPANY OR AN "OPEN-END" COMPANY;

                 SFC is a "closed-end" investment company.

         (b) STATE WHETHER REGISTRANT IS REGISTERING AS A "DIVERSIFIED" COMPANY OR A "NON-DIVERSIFIED" COMPANY (READ INSTRUCTION 4(I) CAREFULLY BEFORE REPLYING).

                 SFC is a "non-diversified" investment company.

ITEM 6.  NAME AND ADDRESS OF EACH INVESTMENT ADVISER OF REGISTRANT.

         None.

ITEM 7. IF REGISTRANT IS AN INVESTMENT COMPANY HAVING A BOARD OF DIRECTORS, STATE THE NAME AND ADDRESS OF EACH OFFICER AND DIRECTOR OF REGISTRANT.

         The names and addresses of the officers of SFC are as follows:

         Officers:                                      Addresses:
         ---------------------------------------------------------------------------
         George M. Miller, II,                          500 Church Street, Suite 200
         President and Chief Executive Officer          Nashville, TN 37219

         David Resha,                                   500 Church Street, Suite 200
         Chief Operating Officer                        Nashville, TN 37219

         Carl W. Stratton,                              500 Church Street, Suite 200
         Chief Financial Officer                        Nashville, TN 37219

         Kim Stringfield,                               500 Church Street, Suite 200
         Controller and Treasurer                       Nashville, TN 37219

         Maria-Lisa Caldwell,                           500 Church Street, Suite 200
         Secretary                                      Nashville, TN 37219


         Officers:                                      Addresses:
         ---------------------------------------------------------------------------
         Jennifer Waugh,                                500 Church Street, Suite 200
         Assistant Secretary                            Nashville, TN 37219

         The names and addresses of the directors are as follows:

         Directors:                                     Addresses:
         ---------------------------------------------------------------------------
         John A. Morris, Jr., M.D.                      243 Medical Center South
                                                        2100 Pierce Avenue
                                                        Nashville, TN 37212

         George M. Miller, II                           500 Church Street, Suite 200
                                                        Nashville, TN 37219

         Raymond Pirtle                                 900 Nashville City Center
                                                        Nashville, TN 37219

         L. Edward Wilson                               500 Church Street, Suite 200
                                                        Nashville, TN 37219

         Edward J. Mathias                              1001 Pennsylvania Avenue, NW
                                                        Suite 220 S
                                                        Washington, D.C.  20004

         E. Townes Duncan                               5123 Virginia Way
                                                        Unit C-22
                                                        Brentwood, TN 37027

         William D. Eberle                              13 Garland Road
                                                        Concord, MA 01742

         Robert D. McCabe, Jr.                          315 Deadrick Street, Suite 600
                                                        Nashville, TN 37238

         John Lesser                                    700 David White's Lane
                                                        Southampton, NY 11968

         Richard Robertson                              Two Maryland Farms, Suite 200
                                                        Brentwood, TN 37027

ITEM 8. IF REGISTRANT IS AN UNINCORPORATED INVESTMENT COMPANY NOT HAVING A BOARD OF DIRECTORS: Not applicable.

         (a)     STATE THE NAME AND ADDRESS OF EACH SPONSOR OF REGISTRANT;

         (b) STATE THE NAME AND ADDRESS OF EACH OFFICER AND DIRECTOR OF EACH SPONSOR OF REGISTRANT;

         (c) STATE THE NAME AND ADDRESS OF EACH TRUSTEE AND EACH CUSTODIAN OF REGISTRANT.

ITEM 9.

         (a) STATE WHETHER REGISTRANT IS CURRENTLY ISSUING AND OFFERING ITS SECURITIES DIRECTLY TO THE PUBLIC

                 (YES OR NO);

                 No, SFC is not issuing or offering securities to the public.

         (b) IF REGISTRANT IS CURRENTLY ISSUING AND OFFERING ITS SECURITIES TO THE PUBLIC THROUGH AN UNDERWRITER, STATE THE NAME AND ADDRESS OF SUCH UNDERWRITER;

                 Not applicable.

         (c) IF THE ANSWER TO ITEM 9(A) IS "NO" AND THE ANSWER TO ITEM 9(B) IS "NOT APPLICABLE," STATE WHETHER REGISTRANT PRESENTLY PROPOSES TO MAKE A PUBLIC OFFERING OF ITS SECURITIES (YES OR
                 NO);

                 No, SFC does not presently propose to make a public offering.

         (d) STATE WHETHER REGISTRANT HAS ANY SECURITIES CURRENTLY ISSUED AND OUTSTANDING (YES OR NO);

                 Yes, SFC has 1,000 shares of common stock issued and outstanding.

         (e) IF THE ANSWER TO ITEM 9(D) IS "YES,") STATE AS OF A DATE NOT TO EXCEED TEN DAYS PRIOR TO THE FILING OF THIS NOTIFICATION OF REGISTRATION THE NUMBER OF BENEFICIAL OWNERS OF REGISTRANT'S OUTSTANDING SECURITIES (OTHER THAN SHORT-TERM PAPER) AND THE NAME OF ANY COMPANY OWNING 10 PERCENT OR MORE OF REGISTRANT'S OUTSTANDING VOTING SECURITIES.

                 Sirrom Capital Corporation owns 100% of the outstanding capital stock of SFC.

ITEM 10. STATE OF CURRENT VALUE OF REGISTRANT'S TOTAL ASSETS.

         The current value of SFC's total assets is $25,300,000.

ITEM 11. STATE WHETHER REGISTRANT HAS APPLIED OR INTENDS TO APPLY FOR A LICENSE TO OPERATE AS A SMALL BUSINESS INVESTMENT COMPANY UNDER THE SMALL BUSINESS INVESTMENT ACT OF 1958 (YES OR NO).

         No, SFC will not apply for an SBIC license.

ITEM 12. ATTACHED AS AN EXHIBIT A COPY OF THE REGISTRANT'S LAST REGULAR PERIODIC REPORT TO ITS SECURITYHOLDERS, IF ANY.

         None.

                                  SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the city of Nashville and the State of Tennessee on the 31st day of December, 1996.


                                   SIRROM FUNDING CORPORATION


                                   Signature  /s/ George M. Miller, II
                                             -------------------------
                                   By: George M. Miller, II, President



ATTEST:

By:  /s/ Maria-Lisa Caldwell
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Title:     Secretary
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